Exhibit 10.60

Summary of Compensation for Executive Officers

All of our executive officers are “at will” employees and none of them has an employment or severance agreement. The unwritten arrangements under which our executive officers are compensated include:

•	a salary, reviewed annually by the Compensation Committee;

•	eligibility for a discretionary annual cash bonus, as determined by the Compensation Committee;

•	eligibility for awards under Cheniere’s 2003 Stock Incentive Plan, as determined by the Compensation Committee;

•	health, life, disability and other insurance and/or benefits; and

•	vacation, paid sick leave and all other employee benefits.

Cheniere covers 100% of the dependent insurance coverage for our Chairman, President and Chief Executive Officer. For all other employees electing such dependent coverage, 50% of the cost of such coverage is borne by the employee.

In November 2004, the Compensation Committee of our Board of Directors established the annual base salaries (effective as of January 1, 2005) for our executive officers after a review of performance and competitive market data. In addition, the Compensation Committee authorized the payment of cash and restricted stock bonuses to each of the executive officers with respect to the year ended December 31, 2004. The following table sets forth the annual base salary and 2004 cash and restricted stock bonus amounts for each of our executive officers:

Executive Officer	Annual Base Salary	2004 Cash Bonus Amount	2004 Restricted Stock Grant
Charif Souki Chairman, President and Chief Executive Officer	$450,000	$675,000	20,293 shares

Walter L. Williams Vice Chairman	$240,000	$240,000	7,215 shares

Don A. Turkleson Senior Vice President, Chief Financial Officer and Secretary	$240,000	$360,000	7,215 shares

Jonathan S. Gross Senior Vice President – Exploration	$240,000	$240,000	7,215 shares

Keith M. Meyer Senior Vice President – LNG	$240,000	$240,000	7,215 shares

Zurab S. Kobiashvili Senior Vice President & General Counsel	$240,000	$115,068	3,459 shares

Craig K. Townsend Vice President and Chief Accounting Officer	$175,000	$104,281	3,135 shares